EXHIBIT 21.1

                              List of Subsidiaries

Ursus Tel.net

Ursus Telecom France

Access Authority, Inc.

National Business Telephone, Inc.

Ursus Overseas Holding, Inc.

Bransur Acquisition Corporation

Ursus Telecom Data,(Pty) Ltd.

Ursus Telecom Uruguay

Starcom S.A

Rolium Corporation